Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeff Macdonald	Suketu Desai
	Communications	Investor Relations
	212-546-4824	609-252-5796
	jeffrey.macdonald@bms.com	suketu.desai@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE THIRD

QUARTER AND FIRST NINE MONTHS OF 2007

•	Posts Third Quarter 2007 GAAP EPS Growth to $0.43 from $0.17 and Non-GAAP EPS Growth to $0.38 from $0.22

•	Revises 2007 Full-Year GAAP Guidance to $1.28 to $1.33, from $1.35 to $1.45, in Connection with the Adnexus Acquisition During the Fourth Quarter

•	Raises 2007 Full-Year Non-GAAP EPS Guidance of $1.42 to $1.47

•	Reaffirms 2008 Full-Year EPS Estimate of $1.60 to $1.70, Subject to Certain Assumptions

•	Receives U.S. Approval for New Breast Cancer Treatment IXEMPRA® (ixabepilone)

(NEW YORK, October 25, 2007) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the third quarter and nine months ended September 30, 2007 and updated earnings guidance for the full year.

Bristol-Myers Squibb posted third quarter 2007 net sales of $5.1 billion, an increase of 22% over the same period in 2006. The company reported third quarter 2007 net earnings of $858 million, or $0.43 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $338 million, or $0.17 per diluted share for the same period in 2006. The 2007 results include a one-time pre-tax gain of $247 million ($144 million net of tax, or $0.07 per diluted share) on the sale of the BUFFERIN® and EXCEDRIN® brands in Japan. On a non-GAAP basis excluding specified items, third quarter 2007 net earnings were $764 million, or $0.38 per diluted share, compared to $438 million, or $0.22 per diluted share for the same period in 2006. The increase in net earnings in 2007 as compared to 2006 is due to strong sales growth of key and newer products in 2007 and reflects the adverse impact of generic competition for PLAVIX® in the third quarter of 2006.

“We remain focused on developing breakthrough medicines for patients worldwide, while also delivering shareholder value,” said James M. Cornelius, chief executive officer, Bristol-Myers Squibb. “We’re making significant progress in identifying ways to operate more efficiently and reduce costs companywide as we maintain investments in our productive pipeline, which continues to yield important new therapies, including the recent addition of IXEMPRA® for breast cancer. We’re also boosting our presence in biologics with the announced acquisition of Adnexus Therapeutics. Our key products continue to demonstrate solid growth as we move forward with the transformation of our pharmaceutical business to help even more people prevail in their fight against serious diseases.”

For the nine months ended September 30, 2007, net sales increased 5%, including a 2% favorable foreign exchange impact, to $14.5 billion compared to the same period in 2006. Net earnings in the first nine months of 2007 on a GAAP basis were $2.3 billion, or $1.14 per diluted share, compared to $1.7 billion, or $0.88 per diluted share for the same period last year. On a non-GAAP basis, excluding specified items, Bristol-Myers Squibb reported net earnings of $2.2 billion, or $1.13 per diluted share for the nine months ended September 30, 2007, compared to $1.8 billion, or $0.89 per diluted share for the same period last year.

NEW PRODUCT AND PIPELINE DEVELOPMENTS

In October, the U.S. Food and Drug Administration (FDA) granted approval of IXEMPRA™ (ixabepilone) as monotherapy for the treatment of patients with metastatic or locally advanced breast cancer in patients whose tumors are resistant or refractory to anthracyclines, taxanes and capecitabine. The FDA has also granted approval of IXEMPRA™ in combination with capecitabine for the treatment of patients with metastatic or locally advanced breast cancer resistant to treatment with an anthracycline, and a taxane, or whose cancer is taxane resistant and for whom further anthracycline therapy is contraindicated. In September, the company submitted a Marketing Application Authorization (MAA) for ixabepilone to the European Medicines Evaluation Agency (EMEA).

In October, ATRIPLA™ was approved in Canada as the first once-daily single-tablet regimen for the treatment of HIV-1 infection in adults. In addition, the Committee for Medicinal Products for Human Use (CHMP) of the EMEA issued a positive opinion on the MAA for ATRIPLA™.

In October, the company, ImClone and Merck KGaA entered into an agreement for the co-development and co-commercialization of ERBITUX® in Japan. Under the terms of the agreement, the parties will collaborate on a joint effort to develop and market ERBITUX® in Japan for the treatment of metastatic colorectal cancer, as well as for the treatment of other cancers the parties agree to pursue. ERBITUX® was submitted to the Japanese Pharmaceuticals and Medical Devices Agency for approval in February 2007.

In October, the company acquired privately held Adnexus Therapeutics, Inc. (Adnexus), developer of a new therapeutic class of biologics called ADNECTINS™. ADNECTINS™ are a proprietary class of targeted biologics based on a naturally occurring protein found in human serum. The company expects to record an in-process research and development charge in connection with the acquisition in the fourth quarter.

In September, ImClone Systems Incorporated (ImClone) and the company announced that a Phase III study of ERBITUX® in combination with platinum-based chemotherapy, conducted by Merck KGaA, met its primary endpoint of increasing overall survival compared with chemotherapy alone in patients with advanced non-small cell lung cancer. As previously disclosed, an earlier study conducted by ImClone and the company evaluating the use of ERBITUX® in combination with a different platinum-based therapy did not meet its primary endpoint of increasing progression free survival in patients with advanced non-small cell lung cancer. Key secondary endpoints of this study, however, were statistically significant and favored the ERBITUX®-containing arm.

In August, the European Commission approved an update to the SPRYCELTM label to include 100 mg once daily, from 70 mg twice daily, as a starting dose for patients with chronic phase chronic myeloid leukaemia resistant or intolerant to imatinib. The FDA is reviewing a sNDA on the 100 mg starting dose, with a target action date in mid-November.

In August, the FDA accepted, for filing and review, the supplemental biologics license application for ORENCIA® for the treatment of pediatric patients with juvenile idiopathic arthritis.

The company remains in discussions with the FDA regarding vinflunine. Based on FDA feedback, the company does not expect to file a New Drug Application for the treatment of bladder cancer.

THIRD QUARTER RESULTS

•

Third quarter 2007 net sales increased 22% to $5.1 billion, including a 3% favorable foreign exchange impact compared to the same period in 2006. U.S. net sales increased 35% to $3.0 billion for the quarter compared to 2006, primarily due to increased PLAVIX® sales, as well as the continued growth of key and newer products. International net sales increased 7% to $2.1 billion, including a 6% favorable foreign exchange impact.

•

Cost of products sold, as a percentage of net sales, decreased to 32.1% in the third quarter of 2007 compared to 35.3% in the same period in 2006. The margin improvement was due primarily to impairment charges recorded in 2006 in addition to sales growth of higher margin products in 2007.

•	Marketing, selling and administrative expenses increased by 2% to $1.2 billion in the third quarter of 2007 compared to the same period in 2006, primarily due to foreign exchange impact.

•

Advertising and product promotion spending increased by 23% to $351 million in the third quarter of 2007 from $286 million in the same period in 2006, driven primarily by increased spending for direct-to-consumer advertising for PLAVIX® and ABILIFY® , as well as investments to support the launch of IXEMPRA.

•

Research and development expenses increased 9% to $827 million in the third quarter of 2007 from $756 million in the same period in 2006. This increase primarily reflects higher licensing up-front payments and continued investments in late-stage compounds, partially offset by sharing of co-development costs with alliance partners AstraZeneca PLC and Pfizer Inc.

INCOME TAXES

The effective income tax rate on earnings before minority interest and income taxes was 24.2% in the third quarter of 2007 compared to 31.3% in the third quarter of 2006. The 2006 effective tax rate included a $39 million change in estimate on a prior year specified item.

SPECIFIED ITEMS

In the three months ended September 30, 2007 and 2006, the company recorded specified income and expense items that affected the comparability of the results. For information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales increased 24% to $3.9 billion in the third quarter of 2007, including a 3% favorable foreign exchange impact, compared to the same period in 2006.

U.S. pharmaceutical sales increased 42% to $2.3 billion in the third quarter of 2007 compared to the same period in 2006, primarily due to increased PLAVIX® sales, as well as the continued growth of key products and sales of newer products ORENCIA® , BARACLUDE® and SPRYCEL™.

International pharmaceutical sales increased 6% to $1.6 billion in the third quarter of 2007 compared to the same period in 2006, due to a favorable 6% foreign exchange impact. Sales growth in ABILIFY® and newer products BARACLUDE® and SPRYCEL™ was offset by increased generic competition for PRAVACHOL® and TAXOL®. The company’s reported international sales do not include copromotion sales reported by its alliance partner, sanofi-aventis, for PLAVIX® and AVAPRO®/AVALIDE®, which continue to show growth in the third quarter of 2007.

Product Sales

•

Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with sanofi-aventis, increased 99%, including a 2% favorable foreign exchange impact, to $1,254 million in the third quarter of 2007 from $630 million in the same period in 2006. Sales of PLAVIX® increased 128% in the U.S. in the third quarter of 2007 to $1,080 million from $474 million in the same period in 2006. The comparison to the third quarter 2006 sales reflects the adverse impact of generic competition for PLAVIX® in 2006, which the company estimates to be in the range of $525 million to $600 million. Estimated total U.S. prescription demand for clopidogrel bisulfate (branded and generic) increased by 7% in the third quarter of 2007 compared to 2006. Estimated total U.S. prescription demand for branded PLAVIX® increased by 86% in the same period.

•

Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the sanofi-aventis alliance, increased 12%, including a 3% favorable foreign exchange impact, to $309 million in the third quarter of 2007 from $277 million in the same period in 2006. U.S. sales increased 11% to $176 million in the third quarter of 2007 from $159 million in the same period in 2006, primarily due to higher average net selling prices. Estimated total U.S. prescription demand decreased approximately 4% compared to 2006. International sales increased 13%, including a 7% favorable foreign exchange impact, to $133 million compared to $118 million in the same period in 2006.

•

Total revenue for ABILIFY®, an antipsychotic agent for the treatment of schizophrenia, acute bipolar mania and bipolar disorder, increased 34%, including a 2% favorable foreign exchange impact, to $420 million in the third quarter of 2007 from $313 million in the same period in 2006. U.S. sales increased 27% to $329 million in the third quarter 2007 from $260 million in the same period in 2006, primarily due to higher demand and higher average net selling prices. Estimated total U.S. prescription demand increased approximately 10% compared to the same period last year. International sales increased 72%, including a 12% favorable foreign exchange impact, to $91 million in the third quarter of 2007 from $53 million in the same period in 2006, due to continued growth across European markets. Total revenue for ABILIFY® primarily consists of alliance revenue representing the company’s 65% share of net sales in countries where it copromotes with Otsuka Pharmaceutical Co., Ltd.

•

Sales of REYATAZ®, a protease inhibitor for the treatment of human immunodeficiency virus (HIV), increased 17%, including a 3% favorable foreign exchange impact, to $273 million in the third quarter of 2007 from $233 million in the same period in 2006. U.S. sales increased 9% to $141 million in the third quarter of 2007 from $129 million in the same period in 2006, primarily due to higher demand. Estimated total U.S. prescription demand increased approximately 10% compared to 2006. International sales increased 27%, including a 7% favorable foreign exchange impact, to $132 million in the third quarter of 2007 from $104 million in the same period in 2006.

•

Sales of ERBITUX®, which is sold by the company almost exclusively in the U.S., increased 6% to $185 million in the third quarter of 2007 from $175 million in the same period in 2006, due to the continued transition to an open distribution model. ERBITUX® sales increased 14% in the third quarter of 2007 compared to the second quarter of 2007, due to growth in the use for head and neck cancer as well as the continued rebound of the use for colorectal cancer. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone.

•

Sales of the SUSTIVA® Franchise, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 18%, including a 3% favorable foreign exchange impact, to $237 million in the third quarter of 2007 from $201 million in the same period in 2006. U.S. sales increased 18% to $151 million in the third quarter of 2007 from $128 million in the same period in 2006, primarily due to higher demand. Estimated total U.S. prescription growth increased approximately 19% compared to 2006. International sales increased 18%, including a 8% favorable foreign exchange impact, to $86 million in the third quarter of 2007 from $73 million in the same period in 2006. Total revenue for the SUSTIVA® Franchise includes sales of SUSTIVA®, as well as revenue from bulk efavirenz included in the combination therapy ATRIPLATM, which is sold through a joint venture in the U.S. and Canada with Gilead Sciences, Inc.

•

Sales of BARACLUDE®, an oral antiviral agent for the treatment of chronic hepatitis B, increased to $72 million in the third quarter of 2007 from $22 million in the same period in 2006, due to continued growth across all markets.

•

Sales of ORENCIA®, a fusion protein indicated for adult patients with moderate to severe rheumatoid arthritis launched in 2006, increased 76%, including a 1% favorable foreign exchange impact, to $60 million, in the third quarter of 2007 from $34 million in the same period in 2006.

•

Sales for SPRYCEL™, an oral inhibitor of multiple tyrosine kinases, increased to $46 million in the third quarter of 2007 from $11 million in the same period in 2006. This was due to launches in international markets beginning in the fourth quarter of 2006 and the continued growth in the U.S.

HEALTH CARE GROUP

The combined third quarter 2007 revenues from the Health Care Group increased 12%, including a 4% favorable foreign exchange impact, to $1.1 billion compared to the same period in 2006.

Nutritionals

•

Worldwide Nutritional sales increased 16%, including a 4% favorable foreign exchange impact, to $675 million in the third quarter of 2007 from $582 million in the same period in 2006. U.S. Nutritional sales increased 14% to $304 million in the third quarter of 2007, primarily due to the timing of contract transitions under the Women, Infants and Children (WIC) program. International Nutritional sales increased 18% to $371 million in the third quarter of 2007, including a 7% favorable foreign exchange impact, primarily due to strong infant formula sales and broad-based growth in Asia.

Other Health Care

•

Worldwide ConvaTec sales increased 10%, including a 5% favorable foreign exchange impact, to $292 million in the third quarter of 2007 from $265 million in the same period in 2006. Sales of wound therapeutic products increased 12%, including a 5% favorable foreign exchange impact, to $126 million in the third quarter of 2007 from $113 million in the same period in 2006, primarily due to continued growth of AQUACEL®.

•

Worldwide Medical Imaging sales increased 3%, including a 1% favorable foreign exchange impact, to $157 million in the third quarter of 2007 from $153 million in the same period in 2006. CARDIOLITE® sales increased 2% to $99 million from the same period in 2006.

OUTLOOK FOR 2007 AND 2008

Bristol-Myers Squibb revises its 2007 earnings guidance for fully diluted earnings per share on a GAAP basis to be between $1.28 and $1.33 from $1.35 to $1.45. The revised GAAP guidance reflects a fourth quarter charge for in-process research and development related to the company’s recent acquisition of Adnexus. The guidance does not include restructuring and other charges that cannot be reasonably estimated at this time in connection with the company’s comprehensive cost reduction programs, including charges related to workforce reductions and the rationalization of some facilities. While the amount and timing of these charges cannot be reasonably estimated at this time, the company expects that the charges are likely to be incurred over the next three years and are reasonably likely to be material.

The company raises its 2007 fully diluted earnings per share guidance on a non-GAAP basis to be between $1.42 and $1.47 from $1.35 to $1.45. The non-GAAP guidance excludes specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

The company continues to estimate its 2008 earnings per share guidance on a fully diluted basis to be between $1.60 and $1.70, subject to certain assumptions, and excluding the impact of restructuring and other charges related to the company’s comprehensive cost reduction programs discussed above and specified items discussed below. This guidance assumes, compared to 2007:

•	mid to high single-digit revenue growth primarily from new and in-line products, partially offset by the decline of mature brands;

•	slight improvement in gross margin;

•	mid single-digit growth in research and development costs;

•	all other operating expenses flat; and

•	effective tax rate will increase to the range of 22% to 24% in part due to a one-time benefit in 2007.

The financial guidance for 2008 further assumes no significant acquisitions or divestitures and that the company and its product partner, sanofi-aventis, maintain exclusivity for the PLAVIX® patent through at least 2008.

Further, the 2008 guidance excludes other specified items such as gains or losses from sale of businesses and product lines; from sale of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; and significant tax events.

As previously disclosed, the composition of matter patent for PLAVIX®, which expires in 2011, is subject to litigation in the U.S. with Apotex Inc. and Apotex Corp. (Apotex). Apotex’s appeal of the U.S. District Court decision upholding the validity and enforceability of the main patent protection for PLAVIX® is still pending before the U.S. Court of Appeals for the Federal Circuit. Activities relating to the damages phase of the litigation in the U.S. District Court continue to proceed.

Even though the company and its alliance partner, sanofi-aventis, prevailed in the U.S. District Court, if Apotex were to prevail on appeal, the company could expect to face renewed generic competition for PLAVIX® promptly thereafter. There are other pending PLAVIX® patent litigations in the United States and in other less significant markets for the product. The company continues to believe that the PLAVIX® patents are valid and infringed, and with its alliance partner, sanofi-aventis, is vigorously pursuing these cases.

It is not possible at this time reasonably to assess the ultimate outcome of the appeal by Apotex of the patent litigation or of the other PLAVIX® patent litigations, or the timing of any renewed generic competition for PLAVIX® from Apotex or additional generic competition for PLAVIX® from other generic pharmaceutical companies. Loss of market exclusivity of PLAVIX® and/or the development of sustained generic competition would be material to the company’s sales of PLAVIX®, results of operations and cash flows, and could be material to the company’s financial condition and liquidity. PLAVIX® is the company’s largest product by net sales, and U.S. net sales for PLAVIX® were $2.7 billion and $3.2 billion in 2006 and 2005, respectively.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings and earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of businesses and product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring items that meet the requirements of SFAS 112 for severance and SFAS 146 for other exit costs; accelerated depreciation charges under SFAS 144 related to restructuring items described above; asset impairments; charges and recoveries relating to significant legal proceedings; upfront and milestone payments for in-licensing of products that have not achieved regulatory approval that are immediately expensed; co promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement; income from upfront and milestone payments that is immediately recognized for out-licensing of products, including deferred income recognized upon termination; costs of early debt retirement; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s ongoing results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing or sales, patent positions and the ultimate outcome of any litigation matter, including whether Apotex will prevail in its appeal of the District court’s decision in the PLAVIX® patent litigation. These factors also include the company’s ability to execute successfully its strategic plans, including its comprehensive cost reduction programs, the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on October 25, 2007 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at www.bms.com/ir or by dialing 913-981-4911. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, Communications, Jeff Macdonald, 212-546-4824, Communications, John Elicker, 212-546-3775, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Co., Ltd.

ATRIPLA™ is a trademark of both Bristol-Myers Squibb Co. and Gilead Sciences, Inc.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of sanofi-aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Pharmaceuticals	$3,926	$3,154	$11,234	$10,713
Nutritionals	675	582	1,901	1,729
Other Health Care	449	418	1,319	1,259

Health Care Group	1,124	1,000	3,220	2,988

Net Sales	$5,050	$4,154	$14,454	$13,701

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited, dollars in millions)

The following table sets forth worldwide and U.S. reported net sales for selected products for the three and nine months ended September 30, 2007 compared to the three and nine months ended September 30, 2006. In addition, the table includes, where applicable, the estimated total U.S. prescription change for the retail and mail-order channels for the comparative periods presented for certain of the company’s U.S. pharmaceutical products based on third-party data. A significant portion of the company’s U.S. pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales
							% Change in U.S. Total
	2007	2006	% Change	2007	2006	% Change	Prescriptions vs. 2006
Three Months Ended September 30,

Pharmaceuticals
Cardiovascular
Plavix	$1,254	$630	99%	$1,080	$474	128%	86%
Pravachol	86	192	(55)%	17	73	(77)%	(77)%
Avapro/Avalide	309	277	12%	176	159	11%	(4)%
Coumadin	50	53	(6)%	40	45	(11)%	(15)%
Virology
Reyataz	273	233	17%	141	129	9%	10%
Sustiva Franchise (total revenue)	237	201	18%	151	128	18%	19%
Baraclude	72	22	* *	22	14	57%	71%
Oncology
Erbitux	185	175	6%	183	173	6%	N/A
Taxol	102	137	(26)%	1	2	(50)%	N/A
Sprycel	46	11	* *	17	11	55%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	420	313	34%	329	260	27%	10%
Immunoscience
Orencia	60	34	76%	57	34	68%	N/A
Other Pharmaceuticals
Efferalgan	71	62	15%	—	—	—	N/A
Nutritionals
Enfamil	281	246	14%	195	169	15%	N/A
Enfagrow	74	69	7%	—	—	—	N/A
Other Health Care
Ostomy	147	139	6%	42	39	8%	N/A
Wound Therapeutics	126	113	12%	38	36	6%	N/A
Cardiolite	99	97	2%	88	86	2%	N/A

**	Change is in excess of 200%.

(Continued)

	Worldwide Net Sales			U.S. Net Sales
							% Change in U.S. Total
	2007	2006	% Change	2007	2006	% Change	Prescriptions vs. 2006
Nine Months Ended September 30,

Pharmaceuticals
Cardiovascular
Plavix	$3,381	$2,761	22%	$2,882	$2,312	25%	6%
Pravachol	353	1,051	(66)%	121	503	(76)%	(82)%
Avapro/Avalide	876	790	11%	509	465	9%	(3)%
Coumadin	148	163	(9)%	121	138	(12)%	(16)%
Virology
Reyataz	790	676	17%	422	370	14%	13%
Sustiva Franchise (total revenue)	696	569	22%	442	351	26%	23%
Baraclude	176	47	* *	59	32	84%	86%
Oncology
Erbitux	507	485	5%	501	481	4%	N/A
Taxol	308	433	(29)%	9	10	(10)%	N/A
Sprycel	102	11	* *	41	11	* *	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	1,198	920	30%	944	758	25%	12%
Immunoscience
Orencia	156	57	174%	150	57	163%	N/A
Other Pharmaceuticals
Efferalgan	221	192	15%	—	—	—	N/A
Nutritionals
Enfamil	802	736	9%	543	498	9%	N/A
Enfagrow	216	195	11%	—	—	—	N/A
Other Health Care
Ostomy	427	403	6%	117	114	3%	N/A
Wound Therapeutics	352	318	11%	106	100	6%	N/A
Cardiolite	304	305	—	267	268	—	N/A

**	Change is in excess of 200%.

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited, amounts in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales	$5,050	$4,154	$14,454	$13,701

Cost of products sold	1,622	1,465	4,563	4,509
Marketing, selling and administrative	1,214	1,189	3,581	3,608
Advertising and product promotion	351	286	988	933
Research and development	827	756	2,412	2,246
Provision for restructuring, net	—	2	44	6
Litigation (income)/expense, net	—	(9)	14	(44)
Gain on sale of product assets	(247)	—	(273)	(200)
Equity in net income of affiliates	(139)	(118)	(393)	(336)
Other expense/(income), net (a)	11	(34)	33	59

	3,639	3,537	10,969	10,781

Earnings Before Minority Interest and Income Taxes	1,411	617	3,485	2,920
Provision for income taxes	342	193	685	777
Minority interest, net of taxes	211	86	546	424

Net Earnings	$858	$338	$2,254	$1,719

Earnings per Common Share
Basic	$.43	$.17	$1.15	$.88
Diluted	$.43	$.17	$1.14	$.88
Average Common Shares Outstanding:
Basic	1,974	1,961	1,968	1,959
Diluted	2,012	1,992	2,005	1,991

(a) Other expense/(income), net
Interest expense	$109	$130	$325	$370
Interest income	(69)	(74)	(184)	(201)
Foreign exchange transaction (gains)/losses	24	(11)	27	—
Other, net	(53)	(79)	(135)	(110)

	$11	$(34)	$33	$59

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006

(Unaudited, dollars in millions)

Three months ended September 30, 2007

	Cost of products sold	Research and development	Gain on sale of product assets	Other (income)/expense, net	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$(11)	$(11)
Product liability	—	—	—	5	5

	—	—	—	(6)	(6)

Other:
Upfront and milestone payments	—	60	—	—	60
Accelerated depreciation and asset impairment	17	—	—	—	17
Gain on sale of product assets	—	—	(247)	—	(247)

	$17	$60	$(247)	$(6)	(176)

Income taxes on items above					82

(Increase)/Decrease to Net Earnings					$(94)

Three months ended September 30, 2006

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation income	Other (income)/ expense, net	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$(9)	$—	$(9)
Product liability	—	—	—		11	11
Commercial litigation	—	—	—	—	(40)	(40)

	—	—	—	(9)	(29)	(38)

Other:
Accelerated depreciation and asset impairment	72	—	—	—	—	72
Downsizing and streamlining of worldwide operations	—	—	2		—	2
Upfront and milestone payments	—	17	—	—	—	17

	$72	$17	$2	$(9)	$(29)	53

Income taxes on items above						(5)
Minority interest, net of taxes						13
Change in estimate for taxes on prior year items						39

(Increase)/Decrease to Net Earnings						$100

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE NINE MONTHS ENDED SEPTEMBER, 2007 AND 2006

(Unaudited, dollars in millions)

Nine months ended September 30, 2007

	Cost of products sold	Research and development	Provision for restructuring, net	Litigation expense, net	Other (income)/ expense, net	Gain on sale of product assets	Total
Litigation Matters:
Litigation settlement	$—	$—	$—	$14	—	$—	$14
Insurance recovery	—	—	—	—	(11)	—	(11)
Product liability	—	—	—	—	5	—	5

	—	—	—	14	(6)	—	8

Other:
Upfront and milestone payments	—	157	—	—	—	—	157
Accelerated depreciation and asset impairment	46	—	—	—	—	—	46
Downsizing and streamlining of worldwide operations	—	—	44	—	—	—	44
Gain on sale of product assets	—	—	—	—	—	(273)	(273)

	$46	$157	$44	$14	(6)	$(273)	(18)

Income taxes on items above							37
Change in estimate for taxes on a prior year specified item							(39)

(Increase)/Decrease to Net Earnings							$(20)

Nine months ended September 30, 2006

	Cost of products sold	Research and development	Marketing, selling and admin	Provision for restructuring, net	Litigation income	Other (income)/ expense, net	Gain on sale of product asset	Total
Litigation Matters:
Insurance recovery	$—	$—	$—	$—	$(30)	$—	$—	$(30)
Product liability	—	—	—	—	—	11	—	11
Commercial litigations	—	—	—	—	(14)	—	—	(14)

	—	—	—	—	(44)	11	—	(33)
Other:
Accelerated depreciation, asset impairment and contract termination	138	1	4	—	—	—	—	143
Downsizing and streamlining of worldwide operations	—	—	—	6	—	—	—
								6
Upfront and milestone payments	—	35	—	—	—	—	—	35
Gain on sale of product asset	—	—	—	—	—	—	(200)	(200)

	$138	$36	$4	$6	$(44)	$11	$(200)	(49)

Income taxes on items above								47
Change in estimate for taxes on prior year items								39

(Increase)/Decrease to Net Earnings								$37